UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)

                            Vari-L Company, Inc.
                              (Name of Issuer)

                        Common Stock, $.01 par value)
                       (Title of Class of Securities)

                                 922150 10 7
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David G. Sherman

2)   Check the Appropriate Box if a Member of a Group*

     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power         211,030
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power    211,030
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     211,030

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11)  Percent of Class Represented by Amount in Row (11)

     5.3%

12)  Type of Reporting Person

     IN


                             AMENDMENT NO. 2 TO
                              SCHEDULE 13G FOR
                              DAVID G. SHERMAN



Item 1(a)      Name of Issuer:  Vari-L Company, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               11101 East 51st Avenue, Denver, Colorado 80239

Item 2(a)      Name of Person Filing:  David G. Sherman

Item 2(b)      Address of Principal Business Office or, if None,
               Residence: The address of the principal business office of Mr. Sherman is 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(c)      Citizenship:  Mr. Sherman is a United States Citizen.

Item 2(d) Title of Class of Securities: Common Stock, $.01 par value.

Item 2(e)      CUSIP Number:  922150-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [  ]  Broker or Dealer registered under Section 15 of
                         the Securities Exchange Act of 1934 (the "Act").

               (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c) [  ]  Insurance Company as defined in Section 3(a)(19)
                         of the Act.

               (d) [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (e) [  ]  Investment Adviser registered under Section 203
                         of the Investment Advisers Act of 1940.

               (f) [  ]  Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [  ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (h) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                         of the Act.

               Not applicable.

Item 4         Ownership.

               (a) Amount Beneficially Owned: Mr. Sherman is the sole beneficial owner of 211,030 shares of Common Stock as of December 31, 1996. Includes 142,500 shares issuable to Mr. Sherman upon the exercise of outstanding stock options exercisable on December 31, 1996, or within 60 days thereafter.

               (b) Percent of Class: 5.3% (based on the 3,805,838 shares of Common Stock reported to be outstanding on September 30, 1996 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996 and 11,866 additional shares issued effective December 31, 1996.)

               (c)  Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:  211,030
                        shares.

                  (ii) shared power to vote or to direct the vote: -0-shares.

                 (iii) sole power to dispose or to direct the disposition of: 211,030 shares.

                  (iv) shared power to dispose or to direct the disposition of: -0- shares.

Item 5         Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group.

               Not applicable.

Item 9         Notice of Dissolution of Group.

               Not applicable.

Item 10        Certification.

               Not applicable.

               Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 2-13-97                    /s/David G. Sherman
                                  David G. Sherman

                                  APPENDIX

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No.  )

                            Vari-L Company, Inc.
                              (Name of Issuer)

                        Common Stock, $.01 par value)
                       (Title of Class of Securities)

                                 922150 10 7
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David G. Sherman

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power         164,780
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power    164,780
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     164,780

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     6.5%

12)  Type of Reporting Person

     IN

                              SCHEDULE 13G FOR
                              DAVID G. SHERMAN



Item 1(a)      Name of Issuer:  Vari-L Company, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(a)      Name of Person Filing:  David G. Sherman

Item 2(b)      Address of Principal Business Office or, if None,
               Residence: The address of the principal business office of Mr. Sherman is 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(c)      Citizenship:  Mr. Sherman is a United States Citizen.

Item 2(d) Title of Class of Securities: Common Stock, $.01 par value.

Item 2(e)      CUSIP Number:  922150-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [  ]  Broker or Dealer registered under Section 15 of
                         the Securities Exchange Act of 1934 (the "Act").

               (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c) [  ]  Insurance Company as defined in Section 3(a)(19)
                         of the Act.

               (d) [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (e) [  ]  Investment Adviser registered under Section 203
                         of the Investment Advisers Act of 1940.

               (f) [  ]  Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [  ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (h) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                         of the Act.

               Not applicable.

Item 4         Ownership.

               (a) Amount Beneficially Owned: Mr. Sherman is the sole beneficial owner of 164,780 shares of Common Stock as of December 31, 1994. Includes 96,250 shares issuable to Mr. Sherman upon the exercise of outstanding stock options exercisable on December 31, 1994, or within 60 days thereafter. Certain shares beneficially owned by Mr. Sherman have been deposited in an escrow account pursuant to an agreement with the Underwriter for the Issuer's initial public offering. These shares will be held in escrow until certain performance criteria are met or until April 19, 2000.

               (b) Percent of Class: 6.5% (based on the 2,424,007 shares of Common Stock reported to be outstanding on September 30, 1994 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1994.)

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:
                         164,780 shares.

                   (ii) shared power to vote or to direct the vote: -0-shares.

                  (iii)  sole power to dispose or to direct the
                         disposition of: 164,780 shares.

                   (iv) shared power to dispose or to direct the disposition of: -0- shares.

Item 5         Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group.

               Not applicable.

Item 9         Notice of Dissolution of Group.

               Not applicable.

Item 10        Certification.

               Not applicable.

               Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  2/13/95                   /s/ David G. Sherman
                                  David G. Sherman

                                  APPENDIX

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                            Vari-L Company, Inc.
                              (Name of Issuer)

                        Common Stock, $.01 par value)
                       (Title of Class of Securities)

                                 922150 10 7
                               (CUSIP Number)


1)   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     David G. Sherman

2)   Check the Appropriate Box if a Member of a Group*

     Not Applicable
     (a)
     (b)

3)   SEC USE ONLY

4)   Citizenship or Place of Organization

     U.S.

Number of Shares         5)  Sole Voting Power         177,280
Beneficially Owned       6)  Shared Voting Power             0
By Each Reporting        7)  Sole Dispositive Power    177,280
Person With              8)  Shared Dispositive
                              Power                          0

9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     177,280

10)  Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

     Not Applicable

11)  Percent of Class Represented by Amount in Row (11)

     4.9%

12)  Type of Reporting Person

     IN

                             AMENDMENT NO. 1 TO
                              SCHEDULE 13G FOR
                              DAVID G. SHERMAN


Item 1(a)      Name of Issuer:  Vari-L Company, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices: 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(a)      Name of Person Filing:  David G. Sherman

Item 2(b)      Address of Principal Business Office or, if None,
               Residence: The address of the principal business office of Mr. Sherman is 11101 East 51st Avenue, Denver, Colorado 80239

Item 2(c)      Citizenship:  Mr. Sherman is a United States Citizen.

Item 2(d) Title of Class of Securities: Common Stock, $.01 par value.

Item 2(e)      CUSIP Number:  922150-10-7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [  ]  Broker or Dealer registered under Section 15 of
                         the Securities Exchange Act of 1934 (the "Act").

               (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c) [  ]  Insurance Company as defined in Section 3(a)(19)
                         of the Act.

               (d) [  ]  Investment Company registered under Section 8 of the Investment Company Act of 1940.

               (e) [  ]  Investment Adviser registered under Section 203
                         of the Investment Advisers Act of 1940.

               (f) [  ]  Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g) [  ]  Parent Holding Company, in accordance with Rule
                         13d-1(b)(ii)(G) of the Act.

               (h) [  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                         of the Act.

               Not applicable.

Item 4         Ownership.

               (a) Amount Beneficially Owned: Mr. Sherman is the sole beneficial owner of 177,280 shares of Common Stock as of December 31, 1995. Includes 108,750 shares issuable to Mr. Sherman upon the exercise of outstanding stock options exercisable on December 31, 1995, or within 60 days thereafter.

               (b) Percent of Class: 4.9% (based on the 3,544,977 shares of Common Stock reported to be outstanding on September 30, 1995 in the Vari-L Company, Inc. Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1995.)

               (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the vote:
                         177,280 shares.

                   (ii) shared power to vote or to direct the vote: -0-shares.

                  (iii)  sole power to dispose or to direct the
                         disposition of: 177,280 shares.

                   (iv) shared power to dispose or to direct the disposition of: -0- shares.

Item 5         Ownership of Five Percent or Less of a Class.

               As of the date hereof, Mr. Sherman is the beneficial owner of 196,030 shares (5.2%) pursuant to the grant to him of additional stock options on January 1, 1996.

Item 6         Ownership of More than Five Percent on Behalf of Another
               Person.

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group.

               Not applicable.

Item 9         Notice of Dissolution of Group.

               Not applicable.

Item 10        Certification.

               Not applicable.

               Not filed pursuant to Rule 13d-1(b).


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 25, 1996           /s/ David G. Sherman
                                  David G. Sherman